Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 23, 2022, with respect to the consolidated financial statements included in the Annual Report of Digi International Inc. on Form 10-K for the year ended September 30, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Digi International Inc. on Forms S-8 (File Nos. 333-169427, 333-194522, 333-218002, 333-225308, 333-231365, 333-256288, 333-238614, 333-264944 and 333-272554).

/s/ GRANT THORNTON LLP
Cincinnati, Ohio
November 22, 2024